FOR IMMEDIATE RELEASE	Contact: Michael J. Jeffries
(732) 542-2800
January 19, 2005	NASDAQ Symbol:	OSTE

OSTEOTECH AND AMERICAN RED CROSS ENTER

INTO AGREEMENT TERMINATING PROCESSING AGREEMENT

Osteotech, Inc. announced today that on January 14, 2005, it entered into a Termination Agreement with American Red Cross (“ARC”) terminating the Processing Agreement between Osteotech and ARC. The termination of the Processing Agreement with ARC was necessitated by the previously announced transaction between ARC and the Musculoskeletal Transplant Foundation (“MTF”) in which MTF will acquire the assets related to ARC’s allograft tissue banking operations. The Termination Agreement with ARC will become effective with the closing of the transaction between ARC and MTF which, we understand, is expected to occur later in January, 2005. Should the ARC/MTF asset acquisition agreement not close, the Processing Agreement between ARC and Osteotech would remain in effect.

Osteotech had announced on December 28, 2004 that in contemplation of the transaction between ARC and MTF, it has entered into a second Processing Agreement with MTF, which will become effective at the time of the closing of the transaction between ARC and MTF. In accordance with the terms of that Agreement, MTF will provide Osteotech a certain amount of standard donors for processing that is equivalent to the amount of standard donors that is to be delivered by ARC to Osteotech under the terms of the Processing Agreement with ARC that will be terminated. This second Processing Agreement with MTF has an initial term that expires in December, 2006 and can be extended for two additional one-year periods if certain conditions contained in the Agreement are met.

In addition, Osteotech, ARC and MTF have negotiated and signed several arrangements establishing protocols and procedures to ensure a consistent number and flow of donors

5

delivered to Osteotech during the period prior to the closing of the ARC/MTF asset acquisition transaction. Under these transition arrangements, MTF will deliver to Osteotech the types and quantities of donors required to be delivered by ARC under the existing ARC Processing Agreement, although such donors will be processed principally in accordance with the terms of the second MTF Processing Agreement. These arrangements will terminate upon the closing of the transaction between ARC and MTF and the second Processing Agreement between Osteotech and MTF becoming effective.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the failure of MTF’s acquisition of ARC’s allograft tissue banking assets to close and the resulting failure of Osteotech’s new processing agreement with MTF to become effective, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003 and the Form 10-Q for each of the first three quarters of 2004) filed with the Securities and Exchange Commission. All information in this press release is as of January 19, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech’s website homepage at www.osteotech.com and to Osteotech’s Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

# # #

6